EXHIBIT 11
                                 ----------

COMPUTATION OF PER SHARE EARNINGS

                                             Year Ended December 31,
                                1994            1993            1992
------------------------------------------------------------------------
(Amounts in thousands, except per share data)

PRIMARY
  Average shares
    outstanding                11,050          10,998          10,949
  Net effect of
    dilutive stock
    options-based on
    the treasury stock
    method using average
    market price                   78             155             179
                              -------         -------          ------
    TOTAL                      11,128          11,153          11,128
                              =======         =======          ======
Income before cumulative
  effect of accounting
  change                      $ 2,053         $ 3,890          $9,430
                              =======         =======          ======
Per share amount              $  0.18         $  0.35          $ 0.85
                              =======         =======          ======
Cumulative effect of
  accounting change                           $(1,400)
                                              =======
Per share amount                              $ (0.13)
                                              =======

Net income                    $ 2,053         $ 2,490          $9,430
                              =======         =======          ======

Per share amount              $  0.18         $  0.22          $ 0.85
                              =======          ======          ======





                                           Year Ended December 31,
                                1994            1993            1992
-------------------------------------------------------------------------

FULLY DILUTED *
  Average shares
    outstanding                11,050          10,998          10,949
  Net effect of
    dilutive stock
    options-based on
    the treasury stock
    method using period-
    end market price,
    if greater than
    average market price           84             161             185
                              -------         -------          ------
    TOTAL                      11,134          11,159          11,134
                              =======         =======          ======
Income before cumulative
  effect of accounting
  change                      $ 2,053         $ 3,890          $9,430
                              =======         =======          ======
Per share amount              $  0.18           $0.35          $ 0.85
                              =======         =======          ======
Cumulative effect of
  accounting change                           $(1,400)
                                              =======
Per share amount                              $ (0.13)
                                              =======

Net income                    $ 2,053         $ 2,490          $9,430
                              =======         =======          ======

Per share amount              $  0.18         $  0.22          $ 0.85
                              =======         =======          ======


On April 20, 1992, the Company's Board of Directors authorized a two-for-one stock split payable on June 3, 1992, to shareholders of record as of May 9, 1992. All share and per-share data give effect to the stock split.



* This information is presented for informational purposes.